EXHIBIT 99.1

FOR:	Consolidated Graphics, Inc.

CONTACT:	G. Christopher Colville
Executive Vice President/
Chief Financial Officer
Consolidated Graphics, Inc.
(713) 787-0977
For Immediate Release
Christine Mohrmann/Eric Boyriven
Financial Dynamics
(212) 850-5600

CONSOLIDATED GRAPHICS REPORTS FIRST QUARTER 2006 FINANCIAL RESULTS

– Achieves Record Revenue of $210 Million –

– Reports Diluted Earnings Per Share of $.61 vs. $.48 in Prior Year –

– Projects Second Quarter Diluted Earnings Per Share of $.62 vs. $.53 in Prior Year –

HOUSTON, TEXAS – July 27, 2005 – Consolidated Graphics, Inc. (NYSE: CGX) today announced financial results for its first quarter ended June 30, 2005.

Revenue for the June quarter was a record $209.9 million, up 16% compared to a year ago.  Net income for the June quarter was $8.7 million, or $.61 per diluted share, representing increases of 28% and 27% compared to net income of $6.8 million and $.48 per diluted share reported for the June 30, 2004 quarter.

“We are very pleased to report results that were in-line with our expectations for the quarter,” commented Joe R. Davis, Chairman and Chief Executive Officer.  “This is the first full quarter following our Kelmscott acquisition in March 2005, which contributed not only to our record top-line performance, but to our bottom-line performance as well.  We were confident that the seven operating companies we acquired in connection with this transaction would perform well – growing our revenues and earnings while not diluting our operating margins – and are pleased with their results.”

Mr. Davis added, “The results from the remainder of our operations were also very good, reflecting our ability to leverage our power of scale.  In particular, national sales and cross selling results showed continued strong growth, as our national reach and comprehensive printing and print-related capabilities are helping us win new national accounts and capture incremental revenue opportunities.”

Mr. Davis concluded, “We remain very confident in our ability to capitalize on our industry-leading market position and financial strength to generate long term growth in sales and profits.  For the second quarter, we project revenues to be $213 million, an 11% increase from the prior year overall and a 14% increase excluding election-related revenues in the prior year.  Diluted earnings per share are projected at $.62, an increase of 17% over the prior year.”

Consolidated Graphics will host a conference call today, July 27, 2005, at 11:00 a.m. Eastern Time, to discuss its first quarter ended June 30, 2005 results.  The conference call will be simultaneously broadcast live over the Internet.  Listeners may access the live Web cast at the Company’s homepage, www.cgx.com.

Consolidated Graphics, Inc. is one of the nation’s leading commercial sheetfed, web and digital printing companies.  Through its network of printing companies in 25 states, the Company produces high-quality customized printed materials for a broad customer base that includes many of the most recognized companies in the country.  Consolidated Graphics also offers an extensive and growing range of digital and Internet-based services and solutions marketed through CGXSolutions.  Consolidated Graphics is focused on adding value to its operating companies by providing financial and operational strengths, management support and technological advantages associated with a national organization. For more information, visit the Company’s Web site at www.cgx.com.

(Table to follow)

CONSOLIDATED GRAPHICS, INC.

Consolidated Income Statement

(In thousands, except per share amounts)

	For the Quarter Ended June 30,
	2005	2004
Sales	$209,915	$181,529
Cost of Sales	158,112	136,657
Gross Profit	51,803	44,872
Selling Expense	22,030	19,521
General and Administrative Expense	14,359	12,848
Operating Income	15,414	12,503
Interest Expense, net	1,364	1,407
Income before Taxes	14,050	11,096
Income Taxes	5,321	4,272
Net Income	$8,729	$6,824

Earnings Per Share
Basic	$.63	$.50
Diluted	$.61	$.48

Weighted Average Shares Outstanding
Basic	13,767	13,584
Diluted	14,273	14,230

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